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                                                                    Exhibit 99.1

            VALENCE TECHNOLOGY, INC. TO COMPLETE ADDITIONAL $7.5 MILLION
                             PREFERRED STOCK FINANCING

HENDERSON, Nev., Dec. 14 /PRNewswire/ -- Valence Technology, Inc. (Nasdaq: VLNC) today announced that it has reached an agreement with its preferred stock investor to complete the second half of its $15 million preferred stock financing and to eliminate the variable conversion price on the existing $7.5 million preferred. The investor, an affiliate of Castle Creek Partners, L.L.C., a Chicago-based technology investor, has waived the milestone contingencies previously required to complete this investment. In connection with this new agreement, Castle Creek waived certain other rights and agreed to certain volume limitations on its trading of Valence's common stock, and relaxed certain restrictions on Valence's ability to sell additional equity securities.

The terms of the preferred stock to be issued in the second half of the financing are similar to the terms negotiated with Castle Creek for the first half of the financing, with minor technical amendments, including that the variable conversion price for the second half of the financing will not be applicable until the end of July, 1999.

In addition to the issuance of the second $7.5 million of preferred stock, Valence will also issue to the investor a warrant to purchase the same number of shares of its common stock at the same exercise price as it would have had the second portion of the preferred stock financing been completed as previously contemplated.

Valence's guaranteed line of credit from Carl Berg, a director and principal stockholder of the Company, in an amount of up to $10 million and under which under Valence has already drawn down $2.5 million, is unaffected by the amended financing and remains in place.

"We're very pleased with the support to the Company provided by Castle Creek," said Lev Dawson, Chairman, President and CEO of Valence. "The amended arrangement not only provides the Company with an additional $7.5 million of capital, but also removes significant pricing uncertainties related to the $7.5 million previously raised," added Mr. Dawson.

The securities issued and to be issued in the private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

The information contained herein includes forward-looking statements that involve risks and uncertainties. In particular, the closing of the second half of the preferred stock financing will occur only if certain limited conditions are met, some of which may not be met due to factors outside of Valence's control. Other risk factors relating to the Company are described from time to time in Valence's SEC reports, including on Form 10-K for the year ended March 29, 1998, to which readers are referred.



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Valence Technology, Inc. is engaged in the research and development of advanced rechargeable batteries based on lithium polymer technologies. The Company is traded on the Nasdaq National Market under symbol VLNC. Valence can be found on the Internet at www.Valence-Tech.com.

/CONTACT: Lev Dawson, Chairman and CEO of Valence Technology, Inc., 702-558-1000; or Elizabeth Truax of The Financial Relations Board, 208-233-8323/